Exhibit 99.2

Baxter International Inc.
One Baxter Parkway
Deerfield, IL 60015

FOR IMMEDIATE RELEASE

Media Contacts:	Deborah Spak, (847) 948-2349
Sally Benjamin Young (847) 948-2304

Investor Contacts:	Mary Kay Ladone, (847) 948-3371
Mike Shapiro, (847) 948-3212

BAXTER ANNOUNCES TWO KEY EXECUTIVE APPOINTMENTS

Susan R. Lichtenstein Named General Counsel and Corporate Secretary

Peter Arduini Named President of Medication Delivery

DEERFIELD, Ill., March 23, 2005 – Baxter International Inc. (NYSE:BAX) announced today that the company has named two senior executives to key leadership roles.

Susan R. Lichtenstein has been named corporate vice president, general counsel and corporate secretary. Peter J. Arduini has been named corporate vice president and president of its Medication Delivery business, replacing David F. Drohan, who announced his plans to retire in November after 39 years with the corporation. Both executives will assume their new responsibilities with Baxter in mid-April.

“Over the last year, we have been working to assemble a world-class management team, both with leaders from within Baxter, as well as those recruited from outside the company who bring important fresh perspectives to our company,” said Robert L. Parkinson, Jr., chairman and chief executive officer. “The appointments of Susan and Peter now complete our new executive team. I believe we now have the right leadership team in place for unleashing the embedded value within this company that will drive growth and success for years to come.”

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Lichtenstein, age 48, comes to Baxter with experience across law firms, government and corporations. Most recently, Lichtenstein was a partner with McDermott Will & Emery. She joined the law firm after having served as general counsel to Illinois Governor Rod Blagojevich. She also brings corporate experience to Baxter having worked in the telecommunications industry where she served as general counsel and corporate secretary for both Ameritech Corporation and Tellabs, Inc. Previously, she served as deputy corporation counsel for the City of Chicago after having spent a decade with Schiff Hardin & Waite, where she was a partner working on securities, commercial and regulatory matters.

“Susan brings a unique blend of legal and business experience, having served in senior legal positions in corporations, government and prominent law firms,” Parkinson said. “In addition to her solid background as a litigator, she is experienced in corporate governance, compliance and corporate transactions. We are fortunate to add to our executive team someone of Susan’s stature and proven capabilities.”

Lichtenstein received her law degree from Northwestern University Law School where she was a member of the editorial board for the Northwestern University Law Review. She graduated with a bachelor of arts degree from the University of Minnesota.

Arduini, age 41, comes to Baxter from General Electric Healthcare where he spent much of his 15 years there in a variety of leadership and general manager roles for domestic and global businesses. In addition to having served in sales management,

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Arduini also has overseen marketing, market research, product design and engineering program development for its radiology and cardiology franchise. Most recently, he was global general manager of its cat scan (CT) and functional imaging business, a $2 billion capital equipment and innovation-intensive business. Prior to joining GE, Arduini spent four years with Procter and Gamble.

“Peter has a great track record for managing complexity and delivering results, while driving innovation,” Parkinson said, adding, “He brings to Baxter a keen understanding of the healthcare environment and the issues facing hospitals, while also having the discipline, rigor and focus required to lead a successful global business like Baxter’s Medication Delivery business in today’s healthcare market.”

Arduini received his master’s in business administration degree from Northwestern University’s Kellogg Graduate School of Management, after graduating from Susquehanna University with a bachelor of science degree in marketing.

Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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